Free Writing Prospectus
Filed Pursuant to Rule 433
Dated April 23, 2024
Registration Statement Nos. 333-259868 and 333-259868-10
**PRICING DETAILS** $1.62+BN Toyota Auto Receivables 2024-B Owner Trust (TAOT 2024-B)
Active Joint Bookrunners: SMBC Nikko (str), Barclays, RBC, US Bancorp
Active Co-manager: Mischler Financial Group
Co-managers: Fifth Third, HSBC
Anticipated Capital Structure:
	TOTAL	OFFERED
CLS	AMT($MM)	AMT($MM)	WAL	MDY/S&P*	P.WIN	E.FIN	L.FIN	BENCH	SPREAD	YLD	CPN	PX
A-1	375.000	356.250	0.20	P-1/A-1+	1-6	10/24	05/25	I-Curv	+12	5.515	5.515	100.00000
A-2a	262.100	248.995	1.03	Aaa/AAA	6-20	12/25	03/27	I-Curv	+35	5.479	5.41	99.99281
A-2b	357.900	340.005	1.03	Aaa/AAA	6-20	12/25	03/27	SOFR30A	+35			100.00000
A-3	620.000	589.000	2.46	Aaa/AAA	20-43	11/27	01/29	I-Curv	+55	5.396	5.33	99.98574
A-4	91.260	86.697	3.80	Aaa/AAA	43-48	04/28	07/29	I-Curv	+64	5.347	5.28	99.97144
B	43.740	<< RETAINED >>

*Expected Ratings

Transaction Details:
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- Offered Size	: $1.62+BN
- Ticker	: TAOT 2024-B
- Format	: SEC Registered
- Pricing Speed	: 1.30% ABS to 5% Clean-Up Call
- Expected Ratings	: MOODY'S / S&P
- Expected Pricing	: PRICED
- Expected Settle	: April 30, 2024
- First Pay Date	: May 15, 2024
- ERISA	: Yes
- Denoms	: $1k x $1k
- Risk Retention	: US (Yes); EU/UK (No)
- B&D	: SMBC

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Available Information:
- Preliminary Prospectus (attached)
- Ratings FWP (attached)
- Intex CDI (attached)
- IntexNet: smbctoyot24bupsize Passcode : 24YK
- SSAP: TAOT24BSMBC

Tranches	CUSIPs
A-1	89237NAA5
A-2a	89237NAB3
A-2b	89237NAC1
A-3	89237NAD9
A-4	89237NAE7
B	89237NAF4

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The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at https://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-833-240-3184 or you may e-mail a request to siasg@smbcnikko-si.com.